UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2005
COMMERCIAL NET LEASE REALTY, INC.
(exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employment Identification No.)
450 South Orange Avenue, Orlando, Florida 32801
(Address of principal executive offices, including zip code)
(407) 265-7348
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 28, 2005, Commercial Net Lease Realty, Inc. (the “Company”) entered into an agreement with SSP Partners, a subsidiary of Susser Holdings, LLC (together, “Susser”), to acquire approximately 66 convenience store properties currently owned by Susser for approximately $150 million. On December 1, 2005, the Company entered into an agreement with Susser to acquire approximately an additional eight convenience store properties currently owned by Susser for approximately $20 million. The properties are primarily located in Texas and operated under the Circle K brand. Pursuant to the terms of the agreements, Susser will lease back the properties for a twenty-year initial term under triple-net leases.
     Susser operates over 300 retail convenience stores in Texas and Oklahoma and distributes motor fuel to over 340 branded dealer units and 25 unattended units through its wholesale fuel division. Founded in 1938 by the Susser family, Susser has experienced dynamic growth over the last decade and is one of the largest convenience store operators in the United States.
     The parties expect to complete the acquisitions by January 31, 2006, subject to customary closing conditions. The Company anticipates that some of these properties will be held as inventory properties and subsequently sold.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Commercial Net Lease Realty, Inc.

Date: December 2, 2005	By:	/s/ Kevin B. Habicht
Kevin B. Habicht
Executive Vice President and Chief Financial Officer